Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference, in the Preliminary Offering Circular for the offering of up to $30,000,000 in Series B Cumulative Preferred Stock, of our report dated March 29, 2019, relating to our audit of the consolidated financial statements of FAT Brands Inc. as of December 30, 2018 and for the year then ended.

We also consent to the reference to us under the caption “Expert” in the Preliminary Offering Circular.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

May 31, 2019